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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-4 and related Prospectus of Transamerica Corporation for the registration of $190 million of Transamerica Capital III Trust Pass-Through Securities and to the incorporation by reference therein of our report dated January 23, 1998, with respect to the consolidated financial statements and schedules of Transamerica Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP




San Francisco, California
March 25, 1998